SideChannel

SideChannel, Inc.

OTCQB: SDCH

Safe Harbor Statement

This presentation may contain forward-looking statements, including information about management's view of SideChannel's future expectations, plans and prospects, subject to the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes", "hopes", "expects", "intends", "plans", "anticipates", or "may", and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act and otherwise. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of SideChannel to be materially different than those expressed or implied in such statements. These risk factors include, but are not limited to, our ability to integrate the operations of the acquired company into our company; that we have incurred net losses since inception, our need for additional funding, the substantial doubt about our ability to continue as a going concern, and the terms of any future funding we raise; that COVID-19 has materially adversely affected our operations and may continue to have a material adverse impact on our operating results in the future; our dependence on current management and our ability to attract and retain qualified employees; competition for our products; our ability to develop new products, improve current products and innovate; unpredictability in our operating results; our ability to retain existing licensees and add new licensees; our ability to manage our growth; our ability to protect our intellectual property (IP), enforce our IP rights and defend against claims that we infringed on the IP of others; and other risk factors included from time to time in documents we file with the Securities and Exchange Commission, including, but not limited to, our Forms 10-K, 10-Q and 8-K. These reports are available at www.sec.gov. Other unknown or unpredictable factors also could have material adverse effects on SideChannel's future results. Further, factors that we do not presently deem material as of the date of this release may become material in the future. The forward-looking statements included in this presentation are made only as of the date hereof. SideChannel cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SideChannel undertakes no obligation to update these forward-looking statements after the date of this release, except as required by law, nor any obligation to update or correct information prepared by third parties.

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OTCQB: SDCH

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Balance Sheet @ June 30

Common Stock

	(millions)
Insiders	124.4
Restricted	26.7
Public Float	61.7
Total	212.8
Float %	29.0%

Trading @ 2.5x TTM revenue

No debt

$1.4m cash

2023 Warrant Exchange

Three categories of warrants:

- 55.5 million with 2021 Investors
- 8.3 million with 2021 Placement Agents
- 5.4 million with 2018 Placement Agents
- 69.2 million total

Convert into approximately 12.6 million shares of common.

2021 Investor Warrants

- $0.36 exercise price
- Expiring in April 2026
- Offering 1 share of common stock for each 6 warrants
- Cashless exchange, no cash payments required
- Expires September 19, 2023

Approximately 9.3 million shares of common stock.

Warrant Exchange Offer Rationale

- **Pursuing growth** through organic initiatives and acquisition opportunities.
- **Considering an uplist** on a national stock exchange.
- The warrants contain **anti-dilution clauses** that impede the company's ability to effectively engage the capital markets in support of these objectives.
- The company believes the **warrants are inhibiting** its **ability to grow and create value**.

2021 Investor Warrant Exchange Calculation

- Multiply warrant quantity by 0.167
- Round up to the next 1 share
- Example

555,556 warrants

X 0.167 conversion rate

= 92,778 common shares

SideChannel

Exchange Process

- Execute Letter of Transmittal (“LOT”)
- Shares issued to all participants on the offer expiration date
- Shares issued as book entry by Computershare
- Covered by 2021 S1
- No holding period

Q&A

Brian Haugli
brian@sidechannel.com

Ryan Polk
ryan@sidechannel.com

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